EXHIBIT 10.8
THIRD AMENDMENT TO LEASE
THIS THIRD AMENDMENT TO LEASE (this “Third Amendment”) is made as of April 12, 2022, by and between ARE-JOHN HOPKINS COURT, LLC, a Delaware limited liability company (“Landlord”), and IMMUNITYBIO, INC., a Delaware corporation, f/k/a Nantkwest, Inc. (“Tenant”).
RECITALS
A.    Landlord and Tenant are now parties to that certain Lease Agreement dated as of June 19, 2015 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of July 16, 2015, and as further amended by that certain Second Amendment to Lease dated as of June 18, 2016 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises containing approximately 44,681 rentable square feet (the “Premises”), consisting of the entire building located at 3530 John Hopkins Court, San Diego, California. The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.
B.    The Term of the Lease is scheduled to expire on July 31, 2023 (the “Existing Expiration Date”).
C.    Landlord and Tenant desire, subject to the terms and conditions set forth below, to amend the Lease to, among other things, extend the Term of the Lease through July 31, 2030 (the “Third Amendment Expiration Date”).
NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.Term. The Term of the Lease is hereby extended through the Third Amendment Expiration Date. Tenant’s occupancy of the Premises through the Third Amendment Expiration Date shall be on an “as-is” basis subject to the terms and conditions of the Lease, and, except as expressly provided in Section 5 below, Landlord shall have no obligation to provide any tenant improvement allowance, and except as expressly set forth in Section 4 below or otherwise expressly set forth in the Lease, Landlord shall have no obligation to make any alterations to the Premises.
2.Base Rent. Tenant shall continue to pay Base Rent as provided under the Lease through the Existing Expiration Date. Commencing on August 1, 2023 (the “Third Amendment Commencement Date”), Tenant shall pay Base Rent in the amount of $87.00 per rentable square foot of the Premises per year. Commencing on August 1, 2024, and on each subsequent August 1st through the Third Amendment Expiration Date (each, a “Third Amendment Adjustment Date”), Base Rent shall be increased by multiplying the Base Rent payable immediately before such Third Amendment Adjustment Date by 3.0% and adding the resulting amount to the Base Rent payable immediately before such Third Amendment Adjustment Date.
3.Base Rent Abatement. Landlord and Tenant hereby agree that, notwithstanding anything to the contrary contained in the Lease, so long as Tenant is not in default under the Lease beyond any applicable notice and cure period, Tenant shall not be required to pay Base Rent under the Lease for the period beginning on the Third Amendment Commencement Date and ending on February 29, 2024 (the “Third Amendment Abatement Period”). Tenant shall resume paying 100% of the Base Rent required to be paid under the Lease on the date immediately following the expiration of the Third Amendment Abatement Period. For the avoidance of doubt, Tenant shall continue during the Third Amendment Abatement Period to pay Tenant’s Share of Operating Expenses (in accordance with the terms of the Lease and without any abatement) and all other amounts due under the Lease. For further avoidance of doubt, during the Third Amendment Abatement Period Tenant shall be required to pay the costs of Landlord’s third party manager or the administration rent, as applicable, payable pursuant to Section 5 of the Original Lease on the amount of Base Rent that would have been payable under the Lease during the Third Amendment Abatement Period in the absence of such Third Amendment Abatement Period.
4.Condition of Premises. Landlord has retained, at Landlord’s sole cost and expense and not as an Operating Expense, Pacific Rim and DEC Engineers (each, an “MEP Surveyor”) to conduct a joint inspection (the “MEP Survey”) of the Building Systems and Common Service Yard Equipment listed on Exhibit A attached hereto (each, an “MEP Replacement Item”) to evaluate the condition of each MEP Replacement Item. The summarized findings and suggested capital repairs and replacements from the MEP Survey are also set forth on Exhibit A. As soon as commercially reasonable, Landlord will complete, at Landlord’s sole cost and expense and not as an Operating Expense, the suggested capital repairs and replacements (the “Current MEP Repairs”) listed in the far right column of Exhibit A for the Chillers, Boiler, Air Handling Unit and Exhaust Fan (each, a “Current MEP Repair Item”). If after Landlord completes the suggested capital repairs and replacements to the Current MEP Repair Items, an MEP Replacement Item (including any previously repaired Current MEP Repair Item) requires a capital repair or replacement prior to July 31, 2027, as determined by an MEP Surveyor or other third party professional retained by Landlord and reasonably approved by Tenant, Landlord shall be responsible for the cost of the capital repair or replacement of such MEP Replacement Item, and such cost shall not be included as part of Operating Expenses. Landlord shall have the right to approve in its good faith commercially reasonable discretion, the make, model, specifications, cost and contract, as applicable, for any MEP Replacement Item (including with respect to any Current MEP Repair Item), provided that any replacement item shall be of at least comparable quality as the originally installed item, as reasonably determined by Landlord. Once an MEP Replacement Item has been given a capital repair or replacement (not including the Current MEP Repairs), the cost of any subsequent capital repair or replacement required of such MEP Replacement Item during the Term shall be considered an Operating Expense, subject to the terms of Section 5 of the Original Lease. For avoidance of doubt, (i) the cost of the regular maintenance and regular repairs (as opposed to capital repairs) of the MEP Replacement Items throughout the Term shall be considered Operating Expenses, subject to the terms of Section 5 of the Original Lease, and (ii) capital repairs, replacements and regular maintenance for any other equipment serving the Building which is not listed on Exhibit A shall be considered an Operating Expense, subject to the terms of Section 5 of the Original Lease.
5.Premises Improvements. Landlord shall make available to Tenant a tenant improvement allowance in the amount of $15.00 per rentable square foot of the Premises, or $670,215.00 in the aggregate (the “Improvement Allowance”), for the design and construction of fixed and permanent improvements desired by and performed by Tenant and reasonably acceptable to Landlord, including, without limitation, new carpet and paint in the Premises (collectively, the “Premises Improvements”), which Premises Improvements shall be constructed pursuant to a scope of work submitted by Tenant and reasonably approved by Landlord. The Improvement Allowance shall be available only for the design, construction and installation of the Premises Improvements. Tenant acknowledges that upon the expiration of the Term of the Lease, the Premises Improvements shall become the property of Landlord and may not be removed by Tenant. Except for the Improvement Allowance, Tenant shall be solely responsible for all of the costs of the Premises Improvements. The Premises Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 12 of the Original Lease. The contractor for the Premises Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to the commencement of the Premises Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors, and certificates of insurance from any contractor performing any part of the Premises Improvements evidencing industry standard commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.
Landlord shall approve or disapprove of Tenant’s proposed plans for any Premises Improvements requiring such approval within 10 business days after Landlord’s receipt of such plans and request for approval from Tenant. If Landlord does not approve the same, but advises Tenant in writing of the changes required to such plans so that they will meet with Landlord’s approval thereof, then Tenant shall revise the plans to incorporate such Landlord-proposed changes and re-submit the same for Landlord’s review and approval. Landlord shall provide Tenant with notice approving or reasonably disapproving the modified and resubmitted plans within 5 business days after Landlord’s receipt of such modified and resubmitted plans and request for approval from Tenant. Such procedure shall be repeated as necessary until Landlord has approved such plans (or the applicable component thereof). If Landlord fails to notify Tenant of Landlord’s approval or disapproval of the applicable Tenant’s plans within the applicable time periods set forth hereinabove, and such failure continues for 5 business days after Landlord’s receipt of a second notice from Tenant (together with the applicable plans), which written notice shall include, on the first page thereof, a reasonably legible, prominently situated statement that Landlord’s failure to respond to such notice within 5 business days after Landlord receives such notice will be deemed Landlord’s approval of such applicable plans, then Landlord shall be deemed to have approved of such applicable plans set forth in the submitted package for the Premises Improvements.
During the course of design and construction of the Premises Improvements, Landlord shall reimburse Tenant for the cost of the Premises Improvements once a month against a draw request in Landlord’s standard form, containing evidence of payment of the applicable costs and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Premises Improvements (and prior to any final disbursement of the Improvement Allowance) Tenant shall deliver to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work on the Premises Improvements and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for the Premises Improvements. Notwithstanding the foregoing, if the cost of the Premises Improvements exceeds the Improvement Allowance, Tenant shall be required to pay such excess in full prior to Landlord having any obligation to fund any remaining portion of the Improvement Allowance. The Improvement Allowance shall only be available for use by Tenant in connection with the Premises Improvements commencing on the date of this Third Amendment through the date that is 12 months after the Third Amendment Commencement Date (i.e., August 1, 2024) (the “Outside Improvement Allowance Date”). Any portion of the Improvement Allowance which has not been properly requested by Tenant from Landlord on or before the Outside Improvement Allowance Date shall be forfeited and shall not be available for use by Tenant. Tenant shall pay to Landlord administrative rent equal to 1% of the design, permit and construction costs in connection with the construction of the Premises Improvements, which shall be payable from the Improvement Allowance. For avoidance of doubt, other than as set forth in the immediately prior sentence, Tenant shall not be required to pay Landlord any additional administrative, plan review, coordination, scheduling or other supervision fee with respect to the Premises Improvements.
6.Right to Extend Term. Tenant shall have no right to further extend the Term of the Lease except as set forth below:
a.Extension Right.
(i)Tenant shall have 1 right (the “Extension Right”) to extend the term of the Lease for a period of 5 years (the “Extension Term”) on the same terms and conditions as the Lease

(other than with respect to Base Rent and the Improvement Allowance) by giving Landlord written notice of its election to exercise the Extension Right at least 12 months prior, and no earlier than 15 months prior, to the Third Amendment Expiration Date.
(ii)Upon the commencement of the Extension Term, Base Rent shall be payable at the Market Rate (as defined below). Base Rent shall thereafter be adjusted on each annual anniversary of the commencement of the Extension Term by a percentage agreed upon by Landlord and Tenant at the time the Market Rate is determined. As used herein, “Market Rate” shall mean the rate for space that Landlord and affiliates of Landlord have accepted at the Project and at comparable laboratory/office projects in the Torrey Pines submarket during the 12-month period prior to Tenant’s exercise of the Extension Right from non-equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength (the “Portfolio Comps”); provided, however, if Landlord determines, in its reasonable discretion, that there are no Portfolio Comps at a market rate, then the Market Rate shall be the rate that comparable landlords of comparable buildings have accepted in current transactions from non-equity (i.e., not being offered equity in the buildings) and nonaffiliated tenants of similar financial strength. In determining the Market Rate, the comparable space shall be of comparable quality (including the Premises Improvements, Alterations and other improvements) and floor height in comparable laboratory/office buildings in the Torrey Pines submarket (including those owned by Landlord or affiliates of Landlord) for a comparable term, with the determination of the Market Rate to take into account all relevant factors, including tenant inducements, views, available amenities (including, without limitation, the Amenities), age of the Buildings, age of mechanical systems serving the Premises, parking costs, leasing commissions, allowances or concessions, if any. Landlord shall notify Tenant in writing of Landlord’s determination of the Market Rate within 30 days after Tenant’s written request therefor.
(iii)If, on or before the date which is 210 days prior to the expiration of the initial Term of the Lease, Tenant has not agreed with Landlord’s determination of the Market Rate and the rent escalations during the Extension Term after negotiating in good faith, Tenant shall be deemed to have elected arbitration as described in Section 6(b). Tenant acknowledges and agrees that, if Tenant has elected to exercise the Extension Right by delivering notice to Landlord as required in this Section 6(a), Tenant shall have no right thereafter to rescind or elect not to extend the term of the Lease for the Extension Term.
b.Arbitration.
(i)Within 10 days of Tenant’s notice to Landlord of its election (or deemed election) to arbitrate Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent and escalations for the Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (defined below) to determine the Market Rate and escalations. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Base Rent for the Extension Term. The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

(ii)The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate and escalations are not determined by the first day of the Extension Term, then Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent in effect immediately prior to the Extension Term until such determination is made. After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute an amendment recognizing the Market Rate and escalations for the Extension Term.
(iii)An “Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the greater San Diego, California metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years’ experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater San Diego, California metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.
c.Rights Personal. The Extension Right is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that they may be assigned in connection with an assignment of the Lease that constitutes a Permitted Assignment.
d.Exceptions. Notwithstanding anything set forth above to the contrary, the Extension Right shall, at Landlord’s option, not be in effect and Tenant may not exercise the Extension Right:
(i)during any period of time that Tenant is in default under any provision of the Lease (beyond any applicable notice and cure periods); or
(ii)if Tenant has been in Default under any provision of the Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise the Extension Right, whether or not the Defaults are cured.
e.No Extensions. The period of time within which the Extension Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Right.
f.Termination. The Extension Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Extension Right, if, after such exercise, but prior to the commencement date of the Extension Term, (i) Tenant fails to timely cure any default by Tenant under the Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Extension Right to the date of the commencement of the Extension Term, whether or not such Defaults are cured.
7.Security Deposit. Commencing on the date of this Third Amendment, the defined term “Security Deposit” on Page 1 of the Lease is deleted in its entirely and replaced with the following:

    “Security Deposit: $323,937.25”
Landlord currently holds a Security Deposit of $178,724.00 under the Lease in the form of a Letter of Credit. Concurrently with Tenant’s delivery of an executed copy of this Third Amendment, Tenant shall deliver to Landlord an amended Letter of Credit which increases the amount of the existing Letter of Credit being held by Landlord to $323,937.25 or an additional Letter of Credit reasonably acceptable to Landlord in the amount of $145,213.25.
8.The Alexandria Amenities. Commencing on the Third Amendment Commencement Date, the Amenities Fee set forth in Section 40 of the Original Lease shall be $3.00 per rentable square foot of the Premises per year. Such Amenities Fee shall increase on each annual anniversary of the Third Amendment Commencement Date by 3%. Additionally, commencing on the Third Amendment Commencement Date, the total number of passes issued to Tenant for the fitness center shall increase from 44 passes to 55 passes. The persons using such passes must be employed at the Premises. All other provisions of Section 40 of the Original Lease shall remain unchanged.
If substantially all of the then-existing Amenities become materially unavailable for use by Tenant (for any reason other than a default by Tenant under the Lease or a default by Tenant under any agreement(s) relating to the use of the Amenities by Tenant), as reasonably determined by Landlord, for a period in excess of 60 consecutive days, then, commencing on the expiration of such 60-day period, the Amenities Fee then-currently payable by Tenant shall be abated during the period that substantially all of the then-existing Amenities continue to be materially unavailable for use by Tenant as provided above.
9.Assignment and Subletting. The last 3 sentences of Section 22(b) of the Original Lease are hereby deleted in their entirety and replaced with the following:
“Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control with Tenant (a “Control Permitted Assignment”) shall not be required, provided that the parties shall be required to execute a commercially reasonable form of acknowledgment in connection with any such Control Permitted Assignment. In addition, Tenant shall have the right to assign this Lease, upon 30 days’ prior written notice to Landlord ((x) unless Tenant is prohibited from providing such notice by applicable Legal Requirements in which case Tenant shall notify Landlord promptly thereafter, and (y) if the transaction is subject to confidentiality requirements, Tenant’s advance notification shall be subject to Landlord’s execution of a non-disclosure agreement reasonably acceptable to Landlord and Tenant) but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring this Lease, and (ii) the net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the assignee is not less than the greater of the net worth (as determined in accordance with GAAP) of Tenant as of (A) the Commencement Date, or (B) as of the date of Tenant’s most current quarterly or annual financial statements, and (iii) such assignee shall agree in writing to assume all of the terms, covenants and conditions of this Lease (a “Corporate Permitted Assignment”). Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as “Permitted Assignments.””
10.California Accessibility Disclosure. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project has not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code: “A Certified

Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises, Building and/or Project to the extent permitted by Legal Requirements; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to Legal Requirements, then Landlord and Tenant hereby agree as follows (which constitutes the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord; (B) any CASp inspection timely requested by Tenant shall be conducted (1) at a time mutually agreed to by Landlord and Tenant, (2) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Project in any way, and (3) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) the CASp Reports shall be delivered by the CASp simultaneously to Landlord and Tenant; (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Project located outside the Premises that are Landlord’s obligation to repair as set forth in this Lease, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by Legal Requirements to correct such violations, and Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within 10 business days after Tenant’s receipt of an invoice therefor from Landlord.
11.OFAC. Tenant is currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the Term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.
12.Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Third Amendment and that no Broker brought about this Third Amendment, other than Colliers International, Cushman & Wakefield and CBRE. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than Colliers International, Cushman & Wakefield and CBRE, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Third Amendment. Landlord shall be responsible for all commissions due to Colliers International, Cushman & Wakefield and CBRE arising out of the execution of this Third

Amendment in accordance with the terms of a separate written agreement between Landlord, on the one hand, and Colliers International, Cushman & Wakefield and CBRE, on the other hand.
13.Miscellaneous.
a.This Third Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Third Amendment may be amended only by an agreement in writing, signed by the parties hereto.
b.This Third Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.
c.This Third Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Third Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.
d.Except as amended and/or modified by this Third Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Third Amendment. In the event of any conflict between the provisions of this Third Amendment and the provisions of the Lease, the provisions of this Third Amendment shall prevail. Whether or not specifically amended by this Third Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Third Amendment.
[Signatures are on the next page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment as of the day and year first above written.

TENANT:

IMMUNITYBIO, INC.,
a Delaware corporation

By:	/s/ Richard Adcock
Name:	Richard Adcock
Its:	CEO
☒ I hereby certify that the signature, name, and title above are my signature, name and title.

LANDLORD:

ARE-JOHN HOPKINS COURT, LLC,
a Delaware limited liability company

By:	ARE-QRS CORP.,
a Maryland corporation, managing member

	By:	/s/ Gary Dean
	Name:	Gary Dean
	Its:	Executive Vice President - Real Estate Legal Affairs